EXHIBIT 10.4
AWARD NOTICE

RELATING TO
THE RESTRICTED STOCK UNIT AGREEMENT
Senior Leadership Award
CHEWY, INC.
2024 OMNIBUS INCENTIVE PLAN
The Participant has been granted Restricted Stock Units with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the Restricted Stock Unit Agreement and the Plan, as applicable.

Participant: Participant Name
Date of Grant: Grant Date
Restricted Stock Units Granted: Number of Granted Restricted Stock Units (the “Award”)
Vesting Commencement Date: Vest Commencement
Vesting Schedule: Please refer to Appendix: Vesting Schedule (the “Vesting Schedule”)

1.Regular Vesting.
(a)The Award will be subject to a time-based vesting condition (the “Service Condition”), which will be satisfied based on the Participant’s continued Service with the Company.
(b)The Service Condition will be satisfied subject to the Vesting Schedule.
(c)Upon the Participant’s termination of Service, any portion of the Award for which the Service Condition has not been satisfied shall be forfeited.
2.Change in Control Treatment. Upon a Change in Control, subject to the Participant’s continued Service through the Change in Control, the Service Condition will be deemed satisfied with respect to 100% of the Award.
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RESTRICTED STOCK UNIT AGREEMENT
CHEWY, INC.
2024 OMNIBUS INCENTIVE PLAN
This Restricted Stock Unit Agreement, effective as of the Date of Grant (as defined below), is between Chewy, Inc., a Delaware corporation (“Chewy”), and the Participant (as defined below).
WHEREAS, Chewy has adopted the Chewy, Inc. 2024 Omnibus Incentive Plan (as it may be amended, the “Plan”) in order to provide equity-based incentive awards to eligible service providers to encourage them to maintain stockholder value, act consistent with the interest of Chewy’s stockholders, deliver outcomes and/or continue in the Service of the Company; and
WHEREAS, the Board of Directors has determined to grant RSUs (as defined below) to the Participant (as defined below) as provided herein and the Company and the Participant (as defined below) hereby wish to memorialize the terms and conditions applicable to such RSUs; and
WHEREAS, Participant’s participation in the terms of the Plan and this Agreement (as defined below) through acceptance of RSUs is entirely voluntary, and is not a term and/or condition of employment, and is not compensation for services rendered, but is instead an award granted on a discretionary basis to align Participant’s interests with those of Chewy’s stockholders and is an award that Participant is free to decline at Participant’s discretion.
NOW, THEREFORE, the parties hereto agree as follows:
1.Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings for purposes of this Agreement:
(a)“Agreement” shall mean this Restricted Stock Unit Agreement including (unless the context otherwise requires) the Award Notice.
(b)“Award Notice” shall mean the notice to the Participant.
(c)“Cause” shall have the meaning ascribed to such term in any employment agreement entered into by the Participant and Company and if not so defined, or no such agreement exists, “Cause” shall mean (i) a refusal or failure to follow the lawful and reasonable directions of the Board of Directors or individual to whom the Participant reports, which refusal or failure is not cured within thirty (30) days following delivery of written notice of such conduct to the Participant;
(ii) conviction of the Participant of any felony involving fraud or act of dishonesty against the Company or any of its affiliates; (iii) conduct by the Participant which, based upon good faith and reasonable factual investigation and determination of the Company, demonstrates gross unfitness to serve; (iv) intentional, material violation by the Participant of any contractual, statutory, or fiduciary duty owed by the Participant to the Company or any of its affiliates; or (v) willful misconduct causing material economic harm or public disgrace to the Company of any of its subsidiaries or affiliates.

(d)“Company” shall mean Chewy and all of its Subsidiaries, collectively.
(e)“Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.
(f)“Detrimental Activities Violation” shall mean the Participant’s breach of a covenant contained in this Agreement’s Appendix: Commitment to Avoid Detrimental Activities (the “Commitment to Avoid Detrimental Activities”) or any contractual covenant with the Company regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, disparagement, or any similar provision applicable to or agreed to by the Participant.
(g)“Participant” shall mean the “Participant” listed in the Award Notice.
(h)“RSUs” shall mean that number of Restricted Stock Units listed in the Award Notice as “Restricted Stock Units Granted.”
(i)“Subsidiary” shall mean any “subsidiary” within the meaning of Rule 405 of the Securities Act of 1933, as amended.
2.Grant of Units. The Company hereby grants the RSUs to the Participant, each of which represents the right to receive one Share upon vesting of such RSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement.
3.RSU Account. The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of RSUs credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company. Each RSU shall accrue dividend equivalents (“Dividend Equivalents”) with respect to dividends that would otherwise be paid on the Share underlying such RSU during the period from the Date of Grant to the date such Share is delivered in accordance with Section 4 below. Dividend Equivalents shall be subject to the same vesting conditions applicable to the RSU on which such Dividend Equivalents are accrued and shall be paid in cash to the Participant upon delivery of the underlying Share in respect of which the Dividend Equivalents were accrued.
4.Vesting; Settlement.
(a)The RSUs shall become vested in accordance with the Vesting Schedule. The Company shall deliver to the Participant one Share for each RSU (as adjusted under the Plan) as soon as practicable and no later than twenty (20) business days following the applicable vesting date, subject to Section 5(b) below, and such vested RSU shall be cancelled upon such delivery.
(b)Unless otherwise determined by the Committee, upon settlement pursuant to Section 4(a), the Company shall issue the number of Shares underlying such vested RSUs to the Participant, free and clear of all restrictions, less a number of Shares equal to or greater in value than the minimum amount necessary to satisfy federal, state, local or foreign withholding tax requirements, if any (but which may in no event be greater than the maximum statutory withholding amounts in the Participant’s jurisdiction) required to be withheld by the Company

(the “Withholding Taxes”) in accordance with Section 15 of the Plan (except to the extent the Participant shall have a written agreement with the Company or any of its Affiliates under which the Company or an Affiliate of the Company is responsible for payment of taxes with respect to the issuance of the Shares, or in the event the Company is not required to withhold any payments in respect of taxes, in which case the full number of Shares shall be issued). To the extent any Withholding Taxes may become due prior to the settlement of any RSUs, the Committee may accelerate the vesting of a number of RSUs equal in value to the Withholding Taxes, the Shares delivered in settlement of such RSUs shall be delivered to the Company, and the number of RSUs so accelerated shall reduce the number of RSUs which would otherwise become vested on the next applicable vesting date. The number of RSUs or Shares equal to the Withholding Taxes shall be determined using the closing price per Share on the New York Stock Exchange (the “NYSE”) (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares to the Participant or the Company, as applicable, and shall be rounded up to the nearest whole RSU or Share.
(c)The Company shall pay any costs incurred in connection with issuing the Shares. Upon the issuance of the Shares to the Participant, the Participant’s Unit Account shall be eliminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.
5.Termination of Service.
(a)In the event that the Participant’s Service with the Company terminates for any reason, any unvested RSUs shall never be earned or vested, and all of the Participant’s rights hereunder with respect to such unvested RSUs (and any Dividend Equivalents accrued thereon) shall therefore cease as of the Termination Date (unless otherwise provided for by the Committee in accordance with the Plan).
(b)The Participant’s rights with respect to the RSUs shall not be affected by any change in the nature of the Participant’s Service so long as the Participant continues to be an employee or service provider, as applicable, of the Company. Whether (and the circumstances under which) the Participant’s Service has terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own Service for purposes of the RSUs).
6.Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the Participant’s right under the RSUs to receive Shares, except other than by will or by the laws of descent and distribution and any such attempted or purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
7.Repayment of Proceeds; Clawback Policy.
(a)If the Company discovers, either before or after termination of Service, that there are or were grounds to terminate the Participant’s Service for Cause, or that a Detrimental Activities Violation has occurred, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request to the Participant therefor, the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the RSUs or Shares issued in settlement of the RSUs. With respect to the scenario where the Company discovers that after a termination of Service that grounds for a termination with Cause existed at the time thereof, then any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any cure period or other procedural delay or event required prior to a finding of, or termination with, Cause.
(b)The RSUs and all proceeds of the RSUs shall be subject to any right or obligation that the Company may have (i) under any Company clawback policy, including, without limitation, the Chewy Clawback Policy or other agreement or arrangement with the Participant, and (ii) under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the Securities and Exchange Commission, the listing standards of the NYSE, or any other applicable law.
(c)By acceptance of the grant of RSUs pursuant to this Agreement, the Participant acknowledges and agrees that the Company may cause the cancellation or forfeiture of RSUs or Shares issuable upon settlement of any RSU on the books and records of the Company or any transfer agent to enforce the provisions of this Section 7.
8.No Right to Continued Service. Neither the Plan nor this Agreement nor the Participant’s receipt of the RSUs hereunder shall impose any obligation on the Company to continue the Service of the Participant. Further, the Company may at any time terminate the Service of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.
9.No Rights as a Stockholder. The Participant’s interest in the RSUs shall not entitle the Participant to any rights as a Chewy stockholder. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a Chewy stockholder in respect of, the Shares unless and until such Shares have been issued to the Participant.
10.Adjustments Upon Change in Capitalization. The terms of this Agreement, including the RSUs, the Participant’s Unit Account, and/or the Shares, shall be subject to adjustment in accordance with Section 9 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of Chewy’s common stock (whether in the form of cash or other property).

11.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
12.Severability. Except where otherwise expressly indicated, Participant’s obligations under this Agreement are severable and/or subject to reformation or partial enforcement. If a court of competent jurisdiction determines that at the time this Agreement is presented for enforcement any provisions are overly broad or unenforceable, the parties agree that the court shall engage in partial enforcement and/or reform the Agreement to make it enforceable to the maximum extent possible for the protection of the Company’s interests and prevention of irreparable harm which is the express intent of the parties. If despite the forgoing, a provision of this Agreement is held by a court or arbitrator of competent jurisdiction (an “Adjudicator”) to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
13.Venue; Personal Jurisdiction; Language. Subject to any arbitration agreement between Participant and the Company, any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference) or a judgment entered by an Adjudicator, that can be pursued or enforced in a court of law, shall be brought in the U.S. District Court for the District of Delaware or in another court of competent subject matter jurisdiction located in the State of Delaware. The Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment, all hereby submit to the exclusive jurisdiction of the courts of proper subject matter jurisdiction located in Delaware (the “Chosen Venue”), consent to the exercise of personal jurisdiction over them by such courts, and waive(a) any objections which they may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement that can be pursued in a court of law in the Chosen Venue; (b) any claim that any such suit, action, or proceeding brought in the Chosen Venue has been brought in any inconvenient forum; and (c) any right to a jury trial in the Chosen Venue (unless such jury waiver would violate controlling law or otherwise make the remainder of the forgoing provisions regarding Chosen Venue unenforceable); provided, however, if and when Participant last worked for the Company Participant primarily resided and worked in California, Colorado, Minnesota, or Washington, the Chosen Venue and choice of law shall not apply to any action arising out of the Commitment to Avoid Detrimental Activities.. Nothing herein shall be construed to waive the arbitration obligations Participant or Company may have as a result of any arbitration agreement between them. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.
14.Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this

Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.
15.Data Privacy Consent.
(a)General. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social security number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).
(b)Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
(c)Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service and career with the Company will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

16.Detrimental Activities. The Participant acknowledges and recognizes that an important purpose of this Agreement is to align the interests of Participant with those of Chewy’s stockholders and to ensure that the Participant does not engage in activity detrimental to the interests of Chewy’s stockholders if Participant is going to be allowed the opportunity to participate in the financial rewards that result from the RSU and their relationship to the value of equity participation in Chewy. In addition, Participant acknowledges that an ancillary purpose consistent with protecting the interests of the stockholders arises with respect to Participant because Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets), as well as access to the prospective and actual customers, suppliers, investors, clients and partners of the Company, and the goodwill associated with the Company. Participant accordingly agrees to comply with the provisions of the Commitment to Avoid Detrimental Activities as a condition of receipt and retention of the RSUs provided for in this Agreement and their beneficial value. For the avoidance of doubt, the covenants made by Participant in this Agreement supplement and are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company, nor will they be construed to replace, reduce or otherwise detrimentally impact the applicability or enforceability of any other such restrictive covenants Participant may agree to with the Company. Participant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of detrimental activities provided for in the Commitment to Avoid Detrimental Activities is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of Chewy’s stockholders.
17.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the RSUs contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past; (c) all determinations with respect to future grants of RSUs, if any, including the date of grant, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the RSUs is an extraordinary item that is outside the scope of the Participant’s Services contract, if any, and nothing can or must automatically be inferred from such Services contract or its consequences; (f) grants of RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and for the avoidance of doubt, the RSUs shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to RSU proceeds in consequence of the termination of the Participant’s Service for any reason whatsoever and whether or not in breach of contract.
18.Award Administrator. The Company may from time to time designate a third party as an “Award Administrator” to assist the Company in the implementation, administration, and management of the Plan and any RSUs granted thereunder, including by sending award notices on behalf of the

Company to Participants, and by facilitating through electronic means acceptance of RSU Agreements by Participants.
19.Section 409A of the Code.
(a)This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.
(b)Notwithstanding any other provision of this Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any RSU that is “deferred compensation” subject to Section 409A of the Code and not exempt for Section 409A as a short-term deferral or otherwise and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six (6)-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
20.Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.
21.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
22.Acceptance and Agreement by the Participant. By accepting the RSUs (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the RSUs will lapse sixty (60) days from the Date of Grant, and the RSUs will be forfeited on such date if the Participant shall not have accepted this Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept this Agreement shall not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant.

23.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
24.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.
26.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.
[Signatures follow]

CHEWY INC.

By:

Acknowledge and agreed as of the date first written above:

Participant Name     Participant Signature:

Appendix : Commitment to Avoid Detrimental Activities
Participant acknowledges that as an individual being presented with the opportunity to share in the growth and value of Chewy through RSUs it is important to avoid certain activities while engaged to provide Services to the Company and for a reasonable period of time thereafter that would be detrimental to Chewy’s business and its potential value to stockholders. Participant agrees that it is reasonable for the Company to require a commitment from Participant of this nature in order to allow Participant to participate in and retain the benefits of the RSUs. Accordingly, Participant agrees that any activity or conduct by Participant that violates one of the restrictions or obligations provided for in Parts A-1, A-2, A-3, or A-4 below will be considered a “Detrimental Activities Violation”.
A-1. Avoidance of Competition and Other Detrimental Acts During Engagement.
While employed or otherwise engaged as an individual to provide services to the Company (as an employee, consultant, or otherwise), Participant will comply with each of the restrictions and obligations below.
1.While employed with the Company, Participant will comply at all times with Participant’s duty of loyalty to the Company as an employee or agent of the Company placed in a position of special trust and confidence. This duty shall be understood to include, but not be limited to,
(a)an obligation not to engage or participate in the business of a Competitor (as defined below), or become employed with a Competitor as an employee, owner, member, partner, consultant, director or otherwise, without the express written consent of the Company,
(b)an obligation not to interfere with or otherwise knowingly cause harm to the Company’s ongoing or prospective business relationship with a Company employee, consultant or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company or that the Company has a reasonable expectation of doing business with, and
(c)an obligation to inform the Company of business opportunities that fall within the Company’s line of business and not pursue them for personal gain separate from the Company without the Company’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company policies.
2.Participant will not knowingly participate in or pursue activities that harm the value of the Company’s intellectual property and will honor all agreements with the Company concerning the ownership and protection of proprietary works and intellectual property. Participant will be responsible for understanding, complying with, and implementing any intellectual property policy or guidelines published by the Company as they apply to Participant’s position and area of accountability at the Company.
3.The “Business” of the Company is providing retail and wholesale pet food, pet pharmacy and compounding, pet health and wellness, pet insurance, and other pet supply products and services (with “pets” as referenced in this Agreement to include, without limitation, in addition to household pets, any domesticated livestock); (ii) the Company is one of the limited number of entities to have developed such a Business; (iii) the Company’s Business is national in scope; (iv) the Company directly competes with: e-commerce and mail-order pharmacies and pharmacy compounders; e- commerce retailers and wholesalers of pet food, pet pharmacy and compounding, pet health and wellness, pet insurance and other pet supply services and pet products, including those that exclusively sell pet-related products as well as those offering pet food, pet pharmacy and compounding, pet health and wellness, pet insurance, and/or other pet supply services and pet products as one amongst many product categories available for purchase; and brick-and-mortar retailers and wholesalers whose primary business is the retail or wholesale of pet food, pet pharmacy or compounding, pet health and wellness, and/or other pet supply services and pet products (the entities enumerated above are collectively referred to as “Competitors”); (v) over the course of Participant’s career, the Company’s business may expand beyond its current Business, and therefore, the definition of Competitors also includes any business engaged in the developing, marketing or selling of any product(s) or service(s) the Company is developing, marketing or selling or has plans to develop, market or sell at the time of Participant’s termination of employment, in which Participant had involvement or about which Participant was provided Confidential Information (as defined below) during the Look Back Period (as defined below).
A-2. Avoidance of Competition and Other Detrimental Acts After Engagement.
Participant will comply with the following restrictions for a period of two (2) years after Participant’s employment or other services engagement with the Company ends:
1.Noncompete. Participant will not, within Participant’s Territory (as defined below), directly or through the direction or assistance of others, acting individually or as an owner, shareholder, partner, employee, contractor, agent or otherwise, on behalf of a Competitor: (a) provide, supervise or manage services that are the same as or similar in function or purpose to the services Participant provided to the Company during the last two (2) years of employment or such shorter period of time as Participant was actually employed or engaged to provide personal services to the Company (the “Look Back Period”) (b) assist in the development or improvement of a product or service that competes with a product or service of the Company, or (c) provide services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a Competitor. “Territory” means the geographic territory(ies) assigned to Participant by Company during the Look Back Period (by state, county, or other recognized geographic boundary used in the Company’s Business); and, if Participant has no such specifically assigned geographic territory then: (i) those states and counties in which Participant participated in the Company’s Business and/or about which Participant was provided access to Confidential Information during the Look Back Period; and, (ii) the state and county where Participant resides. If Participant is employed by the Company in a research and development capacity and/or if Participant is employed in a senior management position (such as Director, Senior Director, Vice President and above, Board Member, or Officer) then Participant is presumed to have participated in the Company’s Business and/or had Confidential Information about the Company’s Business throughout the United States (including state and state-equivalents and county and county- equivalents therein), as the Company and Participant agree that the Company’s Business is e-commerce, is conducted nationwide and competes nationwide. The covenants contained in this Section A-2.1 shall not apply to “Clinical Care Participants.” For purposes of this Section A-2.1, “Clinical Care Participants” shall mean those Participants in Lead Veterinarian, Associate Veterinarian, or Market Lead job roles and working in a Chewy Vet Care clinic.

Worker Nonsolicit. Participant will not, directly or indirectly through providing assistance to others, knowingly participate in soliciting or communicating (verbally, electronically, or in other written form) with a Covered Worker (as defined below) for the purpose of persuading the Covered Worker to go to work for a Competitor or to end or modify the Covered Worker’s relationship with the Company or assist a Competitor in efforts to hire a Covered Worker away from the Company. A “Covered Worker” means an employee or individual worker engaged as an independent contractor of the Company that Participant works with, gains knowledge of or is provided Confidential Information about in the Look Back Period. A worker who resigns will continue to be considered a Covered Worker for a period of six
(6) months after the workers employment or other engagement with the Company ends except where it would make this restriction unenforceable.
2.Customer Nonsolicit. Participant will not, working alone or in conjunction with one or more other persons or entities, whether for compensation or not, on behalf of (or for the benefit of) a Competitor: (a) solicit, assist in soliciting, or facilitate the solicitation of, competing business from a customer of the Company that Participant had material business-related contact or involvement with or was provided Confidential Information about during the Look Back Period (“Covered Customer”); or (b) interfere with the Company’s business relationship with any such Covered Customer.
3.Business Relationship Interference. Participant will not, directly or indirectly through providing assistance to others, knowingly interfere with the Company’s ongoing or prospective business relationship with a supplier, distributor, or vendor that the Company has a reasonable expectation of doing business with, and that Participant had material business-related contact or involvement with or gained knowledge of through Participant’s role with the Company in the Look Back Period, by soliciting, inducing or otherwise encouraging the supplier, distributor, or vendor to cease or reduce doing business with the Company or to give a valuable business opportunity to a Competitor.
A-3. Avoidance of Unauthorized Confidential Information Use or Disclosure.
1.Participant will honor all agreements with the Company regarding maintaining the confidentiality of information that qualifies as protected Confidential Information under such agreements, protect and preserve the value of the Company’s trade secrets and proprietary information to the Company (irrespective of whether same is also covered by contractual definition of Confidential Information), and comply with Company policies and directives regarding the handling of Company records, files, computer system access, materials and property at all times. To the extent Participant is not otherwise subject to another contractual agreement with the Company covering Confidential Information, Participant agrees that until such time as the Confidential Information is readily-available publicly (other than as a result of disclosure by Participant), except as necessary to perform their job duties for the Company, Participant shall not disclose to any person or use, copy, download, upload or transfer any Confidential Information, whether or not created in whole or in part by the efforts of Participant, and regardless of whether Participant is still employed by the Company. Participant will only disclose or use, copy, download, upload or transfer such Confidential Information as is required by law or as necessary in the performance of Participant’s duties on behalf of the Company.
If Participant is subject to another contractual agreement that defines what constitutes the Company’s “Confidential Information”, that definition shall control. Absent such a controlling definition, it is understood that “Confidential Information” refers to an item of information, or a compilation of information, in any form (tangible or intangible), related to the business of the Company that Participant gains access to in the course of their employment with the Company, that the Company has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Participant acknowledges that, in Participant’s position with the Company, Participant will obtain and/or have access to Confidential Information regarding the Company’s business. Examples of Confidential Information include, but are not limited to: business plans and forecasts, market analysis, marketing plans and strategies, branding strategies, pricing-related variables and strategy, the actual and anticipated research and development activities of the Company, unpatented inventions, technical data, knowledge, information and materials about trade secrets, mailing/e-mailing lists, methods of operation, customer or client lists, consumer preferences and buying histories, services, proprietary know-how, non-public information about financial performance, human resources information such as that obtained from a confidential personnel file, other proprietary matters relating to the Company, and information that is entrusted to the Company in confidence by third parties with whom the Company does business or is negotiating to do business, all of which constitute valuable assets of the Company which this Agreement is designed to protect. Nothing herein restricts or prevents an employee from sharing information about their own compensation with other employees nor prevents other employees from making inquiries about the compensation earned or paid to co-workers.
2.Participant agrees that, within five (5) business days of the termination of Participant’s employment or services relationship with the Company for any reason whatsoever, or sooner upon the Company’s request, Participant shall return all copies, in whatever form or media, including hard copies and electronic copies, of Confidential Information to the Company, and Participant shall delete any copy of the Confidential Information on any computer file or database maintained by Participant and, upon request by the Company, Participant shall certify in writing that this has process has been completed and no copies of Confidential Information are retained.
A-4. Avoidance of Disparagement.
Participant agrees to avoid making comments that are disparaging, false, misleading, defamatory or cast in a negative light the Company, or the Company’s current or former directors, officers, or employees. And, Participant agrees not to, in any respect, make any disparaging or defamatory comments concerning any aspect of Participant’s relationship with the Company or any comments concerning the conduct or events which precipitated any termination of Participant’s employment from the Company. However, Participant’s obligations under this covenant shall not prevent Participant from exercising the right to (1) communicate with a law enforcement officer acting within the line and scope of the officer's law enforcement duties that a violation of the law has occurred or is occurring; (2) communicate with a government regulator acting within the line and scope of the regulator's regulatory duties that a violation of the law has occurred or is occurring; (3) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (4) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (5) confer with the obligated party's attorney for the purpose of obtaining legal advice or representation; (6) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (7) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (8) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.

A-5.    Enforcement.
1.In the event the Company has reason to believe Participant has engaged in a Detrimental Activities Violation or is pursuing a course of conduct that threatens such a violation, the Company shall have the right to suspend the vesting schedule with respect to any unvested RSUs until it determines that a violation has occurred and/or that any threatened violation has been resolved so as to longer be a threat. In the event of a Detrimental Activities Violation, Section 7 (Repayment of Proceeds; Clawback Policy) of the Agreement may be applied as determined appropriate by the Company in the exercise of the full degree of discretion allowed under the Plan. The type of harm to the Company caused by a Detrimental Activities Violation cannot be fully measured and remedied through monetary damages and would be irreparable in nature. Accordingly, in addition to the forgoing, the Company shall retain all rights and remedies available in law or equity to enforce the restrictions and obligations that Participant has committed to in the Commitment to Avoid Detrimental Activities.
2.Participant’s Commitment to Avoid Detrimental Activities and the terms of this Agreement awarding RSUs to Participant are mutually dependent, material terms. Accordingly, in the event the enforceability of any portion of the Commitment to Avoid Detrimental Activities is challenged by Participant and found by an Adjudicator to be void or unenforceable in any part deemed material by the Company, then the Company shall have the right to demand and receive from Participant within ten (10) business days of the Company’s request to Participant, the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, the RSUs or Shares issued in settlement of the RSUs.
3.If Participant violates one of the restrictions in Section A-2, the period of the breached restriction will be extended for an additional period of time equal to the time that elapses from commencement of the breach to the later of (a) the definitive termination of such breach or (b) the final resolution of any litigation arising from such breach; provided, however, that this extension of time shall be capped so that the extension of time itself does not exceed the length of time originally proscribed for the restriction, and if this extension would make the restriction unenforceable under controlling law it will not be enforced.
A-6.    Limitations.
1.Exceptions to Restrictions. Notwithstanding anything in this Agreement to the contrary, nothing herein prohibits Participant from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that Participant is not a controlling person of, or a member of a group that controls, a business that is a Competitor, and further provided that Participant does not otherwise participate in any conduct prohibited under this Agreement. In addition, nothing herein shall be construed to prohibit Participant’s employment in a separately operated subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as Participant provides written assurances regarding the non-competitive nature of Participants position that are satisfactory to the Company and Participant remains employed solely in such non-competitive entity or unit during the pendency of the restrictions in Section A-2. Nothing herein is intended to be or is to be construed as a prohibition against general generic advertising of a company’s products, services, or job openings to the public such as “help wanted” ads that are not targeted at the Company. The parties acknowledge that some states prohibit or place limitations on the use of covenants not to compete or noncompete covenants with an employee considered to be a low wage worker based on the employee’s rate of compensation or overtime exemption status under the Fair Labor Standards Act (a “Low Wage Worker Protection” law, or “LWWP law”). It is the parties’ intent not to create any restriction that would violate any controlling state LWWP law. Where the controlling state’s law includes an LWWP law, it is the parties’ intent that this Agreement’s obligations be construed so as to fit within any applicable exclusion for duty of loyalty obligations, nonsolicitation covenants, confidential information protection covenants, and intellectual property assignment agreements recognized under the LWWP law at issue, and that it does not create a prohibited covenant not to compete.
2.Protected Conduct. Nothing in this Agreement prohibits Participant from (i) opposing an event or conduct that Participant reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event), (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees, or between an employer and an employee or otherwise); or (iii) reporting such an event or conduct to Participant’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, or the state division of human rights), or (iv) testifying or otherwise making any truthful statements or disclosures in an administrative, legislative, arbitral, or judicial proceeding, including a deposition taken in connection with any of the proceedings, concerning alleged criminal conduct or unlawful employment practices, or as otherwise required by law, regulation or legal process, or cooperating in an investigation conducted by any government agency. Participant acknowledges notice that the Defend Trade Secrets Act provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or,(b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may in pursuing such lawsuit disclose trade secrets to his/her attorney and use trade secrets in court submissions so long as documents containing the trade secret are filed under seal and do not disclose trade secrets except as permitted by court order. Nothing in this Agreement prohibits Participant from using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by Company for any purpose protected under the National Labor Relations Act (such as the right of employees to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection), unless the information is entrusted to Participant in confidence by Company as part of Participant’s job duties or Participant is employed in a supervisor or management level position. Conduct of the above-described nature is referred to herein as “Protected Conduct.” Nothing requires notice to or approval from the Company before engaging in such Protected Conduct. Further, nothing in this paragraph shall be construed to protect, invite, permit, or limit liability for, otherwise illegal activity such a breaking and entering, illegal computer access (hacking) or theft of the Company’s property.
3.State-Specific Modifications. It is the intent of the Company to apply this Commitment to Avoid Detrimental Activities in a manner that does not violate any law that is deemed to be the controlling law for the parties with respect to the obligations in the Agreement. If Participant resides in California and when Participant last worked for the Company Participant primarily resided and worked in California, then Section A-2 shall not apply except to the extent Participant’s conduct also involves the use or disclosure of trade secrets of the Company. If Participant resides in Washington and when Participant last worked for the Company Participant was a Washington-based employee, then Section A-2 (Noncompete) and A-2 (Business Relationship Interference) shall not apply and Sections A-2 (Worker Nonsolicit) and A-2 (Customer Nonsolicit) shall be limited so that they only apply to prohibit Participant’s solicitation of an employee of the Company to leave such employment, and solicitation of a customer of the Company to cease or reduce the extent to which it is doing business with the Company. If the Company is deemed to operate in the District of Columbia and when Participant last worked for the Company Participant worked for it in the District of Columbia, then nothing herein will be applied to prohibit Participant from being simultaneously or subsequently employed by another person, performing work or providing services for pay for another person, or operating Participant’s own business. However, conduct involving disclosure of confidential, proprietary, or sensitive information, client lists, customer lists, or a trade secret (as defined in the Uniform Trade Secrets Act) will remain prohibited. If Participant resides in Minnesota and when Participant last worked for the Company Participant primarily resided and worked in Minnesota, then Section A-2 (Noncompete) shall not apply. If Participant resides in Colorado and when Participant last worked for the Company Participant primarily resided and worked in Colorado, then: Section A-2 (Noncompete) and A-2 (Business Relationship Interference) shall not apply; and nothing in the Agreement shall be construed to prohibit Participant from disclosing or discussing (either orally or in writing) information about unlawful acts in the workplace, such as any alleged discriminatory or unfair employment practice, or any other conduct protected by section 24-34-407, C.R.S., of the Protecting Opportunities and Workers’ Rights (“POWR”) Act.